Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d~ l{k:)(l) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares, nominal value 1.00 euro per share, of Telefónica, S.A. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 22 day of January, 2025.

Saudi Telecom Company (stc)

/s/ Olayan Alwetaid

Olayan Alwetaid

GCEO

Green Bridge Investment Company SCS

/s/ Abdulrahman Alothman

Abdulrahman Alothman

Director